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DUSA
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC.
FOR IMMEDIATE RELEASE


                 DUSA PHARMACEUTICALS REPORTS CORPORATE UPDATE,
                   INCLUDING A Q4 END-USER SALES INCREASE, AND
                   2002 INVESTMENT SPENDING/FINANCIAL GUIDANCE

WILMINGTON, MASSACHUSETTS, JANUARY 21, 2002 -- - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) reported today a corporate update, including a Q4 end-user Kerastick(R) sales increase, the initiation of the new national reimbursement codes for Levulan(R) Photodynamic Therapy (PDT), 2002 investment spending/financial guidance, pipeline progress and other corporate highlights.

INCREASE IN Q4 END-USER SALES:

During the fourth quarter of 2001, DUSA continued to support Berlex Laboratories, Inc., (a U.S. affiliate of Schering AG, Germany (FSE: SCH, NYSE:
SHR), DUSA's worldwide dermatology marketing partner (except Canada)), in its U.S. marketing efforts of DUSA's Levulan(R) PDT for non-hyperkeratotic actinic keratoses (AKs) of the face or scalp.

Berlex recently reported that during Q4 2001, end-user sales of Levulan(R) Kerastick(R) brand applicators from distributors to doctors totaled 2,448 units, a 49% increase compared to the 1,638 units sold during the prior quarter. The increase was primarily due to increased usage at selected centers, as these centers make Levulan(R) PDT a key part of their AK treatment regimen, based on its benefits for patients. Although the absolute numbers are still small, and are not a direct reflection of DUSA's Kerastick(R) revenues (which are based on shipments from DUSA to Berlex, and from Berlex to the distributors), the percentage increase is encouraging.

By the end of Q4, contracts for approximately 300 BLU-U(R) brand lights were in place, net of approximately 45 returns, compared to 231 contracts at the end of Q3, and 100 at the end of 2000. The 2001 returns were primarily related to reimbursement concerns, which we are hopeful will diminish during 2002.

NEW NATIONAL REIMBURSEMENT CODES IN EFFECT AS OF JANUARY 1, 2002:

As previously announced, as of January 1, 2002, CPT code 96567, the new national reimbursement code for the light application portion of Levulan(R) PDT, came into effect, along with a "J-code" that reimburses doctors for the full cost of the drug. Doctors may also bill for any applicable visit fees.

As the various state formularies and insurers implement these Medicare codes over the next 3-6 months, any remaining uncertainties related to reimbursement should be eliminated. The codes will also facilitate electronic billing for the therapy, eliminating paperwork involved with the previous manual billing method.

DUSA is hopeful that these changes, along with Berlex's ongoing education and marketing programs, will help build increasing acceptance of our therapy during 2002
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and 2003, as an important new treatment modality for this common pre-cancerous condition.

2001/2002 INVESTMENT SPENDING/FINANCIAL GUIDANCE

As previously reported, for 2001 DUSA expects to report total revenue of approximately $9.2 MM, including product revenues, reimbursement of 2/3rds of agreed-upon dermatology R&D expenses by Schering AG, amortization of Schering AG's milestone payments, and interest income. Expenses will total approximately $16.5 MM, for a net 2001 loss of approximately $7.3 MM, or approximately $0.3 MM above previous expectations. This was due almost entirely to increased spending on the Barrett's esophagus dysplasia studies, as patient accrual proceeded more quickly than originally anticipated.

For 2002, DUSA is not anticipating a significant change in revenues. The company does expect ongoing increases in US Kerastick(R) end-user sales, especially after the first 3-6 months, as insurance carriers adopt the new national reimbursement codes, doctors become more comfortable with the therapy, and more light units are placed in offices. However, because of the large Kerastick(R) inventories still in stock at Berlex, DUSA does not expect to deliver significant new Kerastick(R) supplies to Berlex until later in 2002, or even into 2003, depending on sales levels. Outside of North America, Schering AG still expects the first approvals of Levulan(R) PDT during 2002, but significant international sales are not expected before 2003. Therefore, the Company expects overall baseline revenues for 2002 to be similar to last year's, or approximately $9.2 MM.

For 2002, DUSA also expects baseline expenses to be similar to 2001 levels, or approximately $16.5 MM. This will cover its dermatology Levulan(R) PDT development program in partnership with Schering AG, its internal Levulan(R) PDT development program (internal costs), G&A, and other ongoing expenses (including manufacturing and QA costs). During 2002, the Company also plans approximately $5-6MM of additional spending, including significant expenses related to its Barrett's esophagus dysplasia trials, its FDA-required Phase IV long-term AK tracking study, and additional overhead related to the construction and operation of our new Kerastick(R) manufacturing line at our Wilmington facility, as described below.

In total, current planned expenditures for 2002 are expected to be approximately $21.5-22.5 MM, which would result in a net loss for the year of approximately $12.3-13.3 MM. This does not include any additional new spending that may be required during the year, such as costs related to the potential acquisition or development of new products or companies; any decision, in cooperation with Schering AG, to increase Levulan(R) PDT dermatology spending levels; any additional Levulan(R) PDT internal clinical trial costs that become justified later in the year; and any extraordinary miscellaneous costs and expenses.

RESEARCH PIPELINE/BUSINESS DEVELOPMENT

During Q4, aggressive recruitment in our Phase I/II Levulan(R) PDT dermatology trials for warts and onychomycosis (being conducted in cooperation with Schering
AG) led to completion of patient enrollments by year-end. Initial results are expected from both trials during the first half of 2002, with Phase II trials to follow, subject to satisfactory results from the current trials. The drug dose-ranging study on acne was also completed during Q4, but the specific low-dose protocol tested was not able to replicate the clinical efficacy seen in previous independent research using higher doses (but which was
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associated with significant side effects). Further development activity to better optimize the therapy is under consideration. However, DUSA and Schering AG still have 3 dermatology indications under active development, including a new AK-related indication.

As mentioned above, DUSA has decided to make a significant investment in developing Levulan(R) PDT for the treatment of Barrett's esophagus dysplasia, a common and serious pre-cancerous condition with no approved medical treatment. DUSA expects preliminary results from its current trials in early-stage and late-stage dysplasia during the first half of this year, after which it intends to seek a development and marketing partner for this important indication.

For prevention of restenosis, we have been supporting a UK investigator study using Levulan(R) PDT in high-risk patients with peripheral vascular disease. However, in light of the significant recent progress made in treating this condition with drug-coated stents, we have decided not to carry out any additional studies at this time.

With respect to Levulan(R) PDT and PD for other internal indications, including brain and/or bladder cancer, we continue to explore strategic alternatives to advance development of these products.

We also continue work on the licensing and/or acquisition of complementary products, including some late-stage opportunities that could add significant value to DUSA's pipeline.

OTHER CORPORATE HIGHLIGHTS:
KERASTICK(R) MANUFACTURING LINE:

Following our agreement with North Safety Products that will lead to expiration of the current Kerastick(R) contract manufacturing arrangement before July 1, 2003, DUSA decided that the best way to ensure certainty of supply in the future was to build a Kerastick(R) manufacturing line at our Wilmington facility. The construction process is now underway, with the initial build-out expected to take approximately 6 months, followed by the facility and stability testing required for FDA approval.

CHANGE OF DIRECTORS:

DUSA is pleased to announce the election of David Bartash to the DUSA board of directors as of November 2001, replacing Mr. James Doherty, who retired at the same meeting. Mr. Bartash, an experienced healthcare and pharmaceutical analyst, has held positions in that capacity with Aetna Life and Casualty, The Bank of New York, Citibank and Dean Witter Reynolds. He currently provides consulting services to the health care industry, as well as proprietary research for the healthcare and investment communities. Mr. Bartash is a graduate of University of Pennsylvania and Bryn Mawr College.

Dr. Geoffrey Shulman, DUSA's President and CEO stated "Jim brought extensive pharmaceutical expertise and experience to the DUSA board from its commencement, and we greatly appreciate his considerable contributions during the Company's development". "It is also a great pleasure to welcome David to our board. He has already demonstrated that he will be a great asset to the company as we move forward to increase sales of our first products, develop our pipeline, and examine complementary technologies and products for potential acquisition".
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DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the hope that certainty of reimbursement policies and marketing efforts will allow increasing acceptance of the therapy and diminish the number of BLU-U(R)s being returned, expectations of the amounts of total revenue, expenses, and losses for 2001, increase in end-user sales for 2002, level of revenues, expenses, new spending and net losses for 2002, timing of Kerastick(R) deliveries, the expectation of results of clinical trials in the first half of 2002 and the continuation into later phases, expectations of foreign regulatory approvals in 2002, but no significant international sales until 2003, intention to seek a partner for the Barrett's esophagus indications and expected timing for the build-out of the new manufacturing facility. Such risks and uncertainties include, but are not limited to the ability of Berlex to develop a market for the products with current reimbursement levels, the U.S. and foreign regulatory approval process for clinical programs and facilities, Schering AG's continued financial support of dermatology programs, competition with other and potential new AK therapies, dependence upon third-party manufacturers of the Kerastick(R), BLU-U(R) and Levulan(R), construction delays due to receipt of permits or regulatory inspections and approvals, and other risks identified in DUSA's SEC filings from time to time, including its Form 10-K for the year ended December 31, 2000.

For further information contact:
D. GEOFFREY SHULMAN, MD, President & CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059
Fax 416.363.6602 or visit www.dusapharma.com